Heller Financial, Inc. Reports Significant Increases in 1998 Second Quarter
                      Net Income and New Business Volume;
                        Continued Strong Credit Quality

Chicago--(July 20, 1998)--Heller Financial, Inc. (NYSE: HF) today reported net income of $51 million for the second quarter of 1998, an increase of 16 percent over second quarter 1997, said Chairman and Chief Executive Officer Richard J. Almeida. For the six months ended June 30, 1998, net income was a record $99 million, an increase of 19 percent over the prior year period. The earnings growth for the second quarter and first half of the year was driven by strong new business volume and continued excellent performance in the credit quality of the Company's portfolio.

     Net income applicable to common stock was $46 million for the quarter and $89 million for the six months, increases over the prior year periods of 12 percent and 16 percent, respectively. Pro forma diluted earnings per share, adjusted for the impact of Heller's May 1, 1998 initial public offering of common stock, were $.51 for the second quarter and $.99 for the six months, 13 percent and 16 percent increases, respectively.

     Highlights included:

     New business volume totaled $2.0 billion for the quarter and $3.7 billion year-to-date, increases of 29 percent and 49 percent over the respective 1997 periods. New business growth was strong across nearly all of Heller's business lines, most notably in Corporate Finance and Real Estate's Commercial Mortgage Backed Securities unit (CMBS), which originates fixed rate commercial mortgages for ultimate securitization. As of June 30, Heller's total lending assets and investments grew 7 percent to $12.8 billion since the end of 1997.

     Factoring volume increased 25 percent for the quarter over the prior year period due in part to the strong performance of Factofrance, whose factoring volume increased 38 percent compared to the second quarter of 1997, and to Heller's domestic factoring business, whose factoring volume increased 14 percent in the second quarter. Year-to-date, including the impact of the consolidation of Factofrance during the second quarter of 1997, factoring volume was up 67 percent.

     Operating revenues year-to-date were $380 million, a 12 percent increase over the same period in 1997. The strong growth in operating revenue was fueled by increases in fees and other income, as well as increased factoring commissions, which reflects the consolidation of Factofrance. Operating revenues for the second quarter rose compared to the first quarter, but were down slightly compared to the prior year period due to the strength of the second quarter of 1997, which included $24 million in income from a securitization of CMBS assets. Net interest income for the second quarter increased slightly over the first quarter, and increased slightly for the first half compared to the prior year period due to growth in the Company's portfolio of lending assets.

     Credit quality remained excellent across all lines of business. Net writedowns totaled only $1 million during the quarter due to continued low levels of writedowns and strong recoveries. Year-to-date net writedowns totaled $16 million, or 0.3 percent of average lending assets on an annualized basis, down over 70 percent from the prior year. Heller's nonearning assets declined to $149 million, or 1.3 percent of total lending assets, the lowest level in ten years. The Company's loan loss reserve remained at 2.4 percent of receivables and was 188 percent of nonearning receivables.

     Excluding the impact of the Factofrance consolidation, operating expenses increased 10 percent for the quarter and 13 percent for the first six months. Expense growth was primarily related to continued investment in developing leadership positions in asset based finance and the Real Estate CMBS business, information technology expenditures including Year 2000 compliance, and investment in Heller's national brand-building marketing campaign.

     "The Company's originations and credit performance for both the quarter and the first six months of the year reaffirm the strength of the strategies that we have put in place over the past months and years," said Almeida. "Our growth in new business volume reflects our client orientation and the leadership positions that we have built in many of our businesses. At the same time, we continue to emphasize credit discipline as a means to maintain a high quality portfolio."

     Heller Financial, Inc., a worldwide commercial financial services organization, is listed as "HF" on the New York and Chicago Stock Exchanges. Heller provides U.S.-based clients with equipment financing and leasing, factoring and working capital loans, asset based financing, cash flow financing, real estate financing, small business lending, and project financing. The Company also operates through joint ventures and subsidiaries located in 19 countries in Europe, Asia/Pacific, and Latin America. These companies specialize in factoring, asset based financing, acquisition financing, leasing, vendor financing, and trade finance. On May 1, 1998, Heller successfully completed an initial public offering of 38.5 million shares of Class A Common Stock, representing approximately 42 percent of the Company's shares.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (in millions)

                                    ASSETS
                                                  June 30,    December 31,
                                                    1998          1997
                                                    ----          ----
                                                 (unaudited)

Cash and cash equivalents........................ $   380        $   821
Receivables......................................  11,449         10,722

Less: Allowance for losses of receivables........     277            261
                                                  -------        -------

     Net receivables.............................  11,172         10,461

Investments......................................   1,124            994
Investments in international joint ventures......     205            198
Other assets.....................................     467            387
                                                  -------        -------

     Total assets................................ $13,348        $12,861
                                                  =======        =======


                      LIABILITIES AND STOCKHOLDERS' EQUITY
Senior debt
 Commercial paper and short-term borrowings...... $  3,470       $ 3,432
 Notes and debentures............................    6,359         6,004
                                                   -------       -------

     Total senior debt...........................    9,829         9,436

Credit balances of factoring clients.............    1,264         1,255
Other payables and accruals......................      484           405
                                                   -------       -------

     Total liabilities...........................   11,577        11,096

Minority interest................................        7            87

Stockholders' equity
  Preferred stock................................      275           275

Common stockholders' equity......................    1,489         1,403
                                                   -------       -------

     Total stockholders' equity..................    1,764         1,678
                                                   -------       -------

     Total liabilities and stockholders' equity..  $13,348       $12,861
                                                   =======       =======

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                  (in millions, except per share information)

                                                      For the Three Months   For the Six Months
                                                          Ended June 30        Ended June 30,
                                                      ---------------------  -------------------
                                                          1998        1997       1998      1997
                                                      -------------  ------  ------------  -----
                                                       (unaudited)            (unaudited)

Interest income.....................................      $ 252       $ 238      $ 506     $ 446

Interest expense....................................        147         131        302       247
                                                          -----       -----      -----     -----

  Net interest income...............................        105         107        204       199

Fees and other income...............................         50          53        103        79

Factoring commissions...............................         32          30         59        43

Income of international joint ventures..............          7           9         14        19
                                                          -----       -----      -----     -----

  Operating revenues................................        194         199        380       340

Operating expenses..................................         99          90        193       152

Provision for losses................................         17          34         32        56
                                                          -----       -----      -----     -----

  Income before income taxes and minority interest..         78          75        155       132

Income tax provision................................         26          28         53        45

Minority interest...................................          1           3          3         4
                                                          -----       -----      -----     -----

  Net income........................................      $  51       $  44      $  99     $  83
                                                          =====       =====      =====     =====

  Dividends on preferred stock......................      $   5       $   3      $  10     $   6
                                                          =====       =====      =====     =====

  Net income applicable to common stock.............      $  46       $  41      $  89     $  77
                                                          =====       =====      =====     =====


  Basic and diluted net income applicable
     to common stock per share......................      $ .60       $ .80      $1.39     $1.51
                                                          =====       =====      =====     =====

  Pro forma basic net income applicable
     to common stock per share (1)..................      $ .51       $ .46      $ .99     $ .85
                                                          =====       =====      =====     =====

  Pro forma diluted net income applicable
     to common stock per share (2)..................      $ .51       $ .45      $ .99     $ .85
                                                          =====       =====      =====     =====

(1) Pro forma basic net income applicable to common stock per share is computed based on net income applicable to common stock divided by 90,070,775 shares of common stock outstanding after the Company's initial public offering.

(2) Pro forma diluted net income applicable to common stock per share is computed based on net income applicable to common stock divided by 90,123,570 shares of common shares outstanding after the offering including the impact of stock options issued to management of the Company.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

SELECTED DATA AND RATIOS                           For the Quarter         For the Six Months
                                                    Ended June 30,           Ended June 30,
                                                    --------------           --------------
                                                   1998       1997          1998       1997
Profitability:
--------------
Pro forma net income applicable to common
 stock per share (1):
  Basic                                            $0.51      $0.46         $0.99      $0.85
  Diluted                                          $0.51      $0.45         $0.99      $0.85
Net income applicable to common stock per
 share (actual):
  Basic                                            $0.60      $0.80         $1.39      $1.51
  Diluted                                          $0.60      $0.80         $1.39      $1.51
Return on average common stockholder's
 equity (2)                                        14.3%      12.1%         14.1%      11.5%

Return on AFE (3)                                   1.8%       1.7%          1.8%       1.7%
Net interest income as a percentage of
 AFE (3)                                            3.7%       4.2%          3.6%       4.1%

Non-interest operating revenues as a
 percentage of AFE (3)                              3.2%       3.6%          3.2%       3.0%

Total operating revenues as a percentage of
 AFE (3)                                            6.9%       7.8%          6.8%       7.1%

Salaries and general operating expenses as
 a percentage of AFE (3)                            3.5%       3.5%          3.4%       3.2%

Operating expenses to operating revenues           51.0%      45.2%         50.8%      44.7%
Operating expenses to AMA                           3.2%       3.4%          3.1%       3.0%

                                           June 30,     December 31,     June 30,
                                             1998           1997           1997
                                             ----           ----           ----
Credit Quality:
---------------
Ratio of earning loans delinquent 60
 days or more to receivables                 1.5%           1.4%           1.8%

Ratio of total nonearning assets to
 total lending assets                        1.3%           1.4%           2.9%

Ratio of net writedowns to average
 lending assets (annualized)                 0.3%           1.5%           1.1%

Ratio of allowance for losses of
 receivables to receivables                  2.4%           2.4%           2.5%

Ratio of allowance for losses to net
 write-offs                                  8.6x           1.8x           2.5x

Ratio of allowance for losses of
 receivables to nonearning
 receivables                                 188%           185%            97%


                                                  June 30,           December 31,          June 30,
                                                    1998                 1997                1997
                                                    ----                 ----                ----
Leverage:
---------
Ratio of debt (net of short-term
 investments) to total stockholder's equity           5.5x                 5.2x                5.0x
Ratio of commercial paper and
 short-term borrowings to total debt                   35%                  36%                 45%

Other:  (dollars in millions)
------
Total lending assets and investments              $12,780              $11,928             $11,214
Total common stockholder's equity                   1,489                1,403               1,368
Funds employed (3)                                 11,516               10,673              10,101
Average funds employed (3)                         11,331               10,081               9,693
Managed assets (4)                                 12,714               11,800              10,614
Average managed assets (4)                         12,439               10,687              10,227

(1) Pro forma basic eps is based upon 90,070,775 shares of stock outstanding at 6/30/98. Pro forma diluted eps is based on 90,123,570 shares outstanding at 6/30/98 including the impact of stock options issued to management.

(2) Return on average common stockholder's equity is computed as net income less preferred stock dividends paid, divided by average total stockholders' equity net of preferred stock.

(3) Funds employed include lending assets and investments, less credit balances of factoring clients.

(4) Total managed assets include funds employed, plus receivables previously securitized or sold and currently managed by the Company. Managed assets includes approximately $150 million from the 1997 equipment securitization in which the Company has not retained any credit risk, and $300 million of loans which are fully guaranteed by the U.S. Government through a Small Business Administration Program.


LENDING ASSETS AND INVESTMENTS
BY BUSINESS GROUP                June 30,   March 31,    December 31,     June 30,
                                  1998        1998           1997           1997
                                 -------    --------     ------------     --------
(dollars in millions)
Asset Based Finance
   Equipment Finance and
   Leasing                       $ 1,453    $ 1,291        $ 1,316        $ 1,166

   Sales Finance                   1,366      1,248          1,228          1,231
   Business Credit                 1,063      1,137          1,025          1,005
   Small Business Lending            760        823            766            576
   Current Asset Management          510        529            391            839
                                 -------    -------        -------        -------
Total Asset Based                $ 5,152    $ 5,028        $ 4,726        $ 4,817
                                 -------    -------        -------        -------

Real Estate Finance              $ 1,893    $ 1,532        $ 2,093        $ 1,251
Corporate Finance                  2,625      2,375          2,010          2,137
International Group                2,437      2,312          2,361          2,002
Project Finance                      151        154            144            150
Pre-1990 Portfolio                   398        444            492            790
Other                                124        110            102             67
                                 -------    -------        -------        -------
Total lending assets and
 investments                     $12,780    $11,955        $11,928        $11,214
                                 =======    =======        =======        =======

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